UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2016

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Thursday, April 28, 2016 at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230 for the following purposes:

1.	To elect ten directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees to the Board of Directors, “FOR” the approval of our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 26, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the proxy card or other voting instruction form that you have received. If you are a stockholder of record as of February 26, 2016, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

John Stanton
Senior Vice President, General Counsel and Secretary

Baltimore, Maryland

March 11, 2016

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April  28, 2016

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Thursday, April 28, 2016, at 10:00 a.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, Maryland 21230. We expect to first send or give to stockholders this Proxy Statement, together with our 2015 Annual Report to Stockholders, on approximately March 16, 2016.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230. In this Proxy Statement we refer to Under Armour, Inc. as Under Armour, we, us, our or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2015 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 28, 2016

Our Proxy Statement and 2015 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 26, 2016, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 183,001,283 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted at the Annual Meeting or for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the ten nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory approval of our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other named executive officers named in the 2015 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 26, 2016, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from February 26, 2016, or any RSUs or stock options with performance based vesting conditions that have not yet been satisfied.

Beneficial Owner	Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	34,585,020	0	34,585,020	15.9%	65.3%
Byron K. Adams, Jr. (5)	38,146	0	38,146	*	*
George W. Bodenheimer (5)	3,000	0	3,000	*	*
Douglas E. Coltharp (5)(6)	82,000	27,456	109,456	*	*
Anthony W. Deering (5)	10,000	19,076	29,076	*	*
Karen W. Katz (5)(7)	2,000	0	2,000	*	*
A.B. Krongard (5)	50,140	35,856	85,996	*	*
William R. McDermott (5)	0	27,456	27,456	*	*
Eric T. Olson (5)	0	0	0	*	*
Harvey L. Sanders (5)	174,000	35,856	209,856	*	*
Kerry D. Chandler (8)	0	0	0	*	*
Brad Dickerson	0	92,000	92,000	*	*
Karl-Heinz Maurath (9)	49,632	0	49,632	*	*
Robin Thurston (10)	30,924	0	30,924	*	*
All Executive Officers and Directors as a Group (5)(11)	35,315,199	738,700	36,053,899	16.5%	65.5%
5% Stockholders
BlackRock, Inc. (12)	9,842,429		9,842,429	4.5%	1.9%
Fidelity Management & Research Company (13)	14,377,234		14,377,234	6.6%	2.7%
Prudential Financial, Inc. and related parties (14)	13,268,022		13,268,022	6.1%	2.5%
The Vanguard Group (15)	15,075,831		15,075,831	6.9%	2.9%

*	Less than 1% of the shares.
(1)	Includes shares issuable within 60 days of February 26, 2016 upon the vesting of RSUs.

(2)	The percentage of outstanding figure takes into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, less than one percent, BlackRock, Inc., 5.4%, Fidelity Management & Research Company, 7.9%, Prudential Financial, Inc., 7.3% and The Vanguard Group, 8.2%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 135,020 shares of Class A Stock and 32,646,600 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust and 1,803,400 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel, a former director of the company, as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted. Does not include RSUs for 76,526 shares.
(5)	Does not include deferred stock units, or DSUs, or RSUs held by non-management directors. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	41,068	1,584
George W. Bodenheimer	2,609	2,560
Douglas E. Coltharp	53,015	1,584
Anthony W. Deering	55,075	1,584
Karen W. Katz	2,284	2,616
A.B. Krongard	64,233	1,584
William R. McDermott	57,822	1,584
Eric T. Olson	11,953	1,584
Harvey L. Sanders	59,583	1,584

(6)	Includes 6,000 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares of Class A Stock held by two Uniform Transfer to Minors Act accounts.
(7)	Shares are held in trust.
(8)	Does not include RSUs for 10,974 shares.
(9)	Does not include RSUs for 30,840 shares.
(10)	Shares are held individually or in trust. Does not include RSUs for 37,283 shares.
(11)	Includes shares shown as beneficially owned by the directors and executive officers as a group (18 persons). Does not include RSUs for 311,226 shares. Does not include any shares beneficially owned by Mr. Dickerson, who resigned from the company effective February 19, 2016, prior to the Record Date. Mr. Dickerson’s ownership is separately presented in the table due to his status as a named executive officer in 2015.
(12)	According to their report on Schedule 13G, as of December 31, 2015, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate

9,842,429 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 8,321,432 shares and no power to vote 1,520,997 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(13)	According to their report on Schedule 13G, as of December 31, 2015, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 14,377,234 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 1,280,359 shares and no power to vote 13,096,875 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.
(14)	According to their report on Schedule 13G, as of December 31, 2015, Prudential Financial, Inc., or Prudential, and certain affiliates of Prudential, were deemed to beneficially own in the aggregate 13,268,022 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 648,096 shares, shared power to vote 6,656,584 shares and no power to vote 5,963,342 shares, and sole power to dispose of 648,096 shares and shared power to dispose of 12,619,926 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G reporting beneficial ownership of 12,967,193 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. Jennison furnishes investment advice to investment companies, insurance separate accounts and institutional clients holding shares of our Class A stock, and as a result of its role as investment adviser, Jennison may be deemed to be the beneficial owner of these shares. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(15)	According to their report on Schedule 13G, as of December 31, 2015, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 15,075,831 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 333,200 shares, shared power to vote 17,900 and no power to vote 14,724,731 shares and sole power to dispose of 14,721,433 shares and shared power to dispose of 354,398 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees for Election at the Annual Meeting

There are ten nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Ten directors will be elected at the 2016 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Director since our founding Age: 43

Kevin A. Plank

Chairman of the Board and Chief Executive Officer of Under Armour, Inc.

Kevin A. Plank is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Director since September 2003 Age: 61

Byron K. Adams, Jr.

Former Managing Director and Founder of Rosewood Capital, LLC

Mr. Adams served as Senior Advisor to our Chairman from October 2013 to November 2014 and as Chief Performance Officer of Under Armour from October 2011 to September 2013, with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our Company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital is a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations. Currently, Mr. Adams serves as Advisor to Anthos Capital, L.P. and Morgan Stanley Ventures, venture funds specializing in growth capital investments.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility, including developing company-wide business strategy.

Director since August 2014 Age: 57 Independent

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to January 2012, President of ABC Sports from March 2003 to January 2012 and President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr. Bodenheimer served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves on the Board of Directors of Sirius XM Holdings, Inc. and is a member of its compensation committee.

Mr. Bodenheimer’s qualifications to serve on our Board include his past leadership experience in building and leading a global sports media brand during his time at ESPN.

Director since December 2004 Age: 54 Independent

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer, HealthSouth Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Within the past five years, Mr. Coltharp served on the Board of Directors of Rue 21, Inc. and Ares Capital Corporation.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation.

Director since August 2008 Age: 71 Independent

Anthony W. Deering

Former Chief Executive Officer and Chairman, The Rouse Company

Since 2005, Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Brixmor Property Group, Inc., and is a member of its Audit Committee. Mr. Deering also serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (which includes 166 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Vornado Realty Trust.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for seven years as Chief Executive Officer and Chairman of the Board.

Director since October 2014 Age: 59 Independent

Karen W. Katz

President and Chief Executive Officer, Neiman Marcus Group LTD LLC

Ms. Katz has served as President and CEO and a member of the Board of Directors of Neiman Marcus Group LTD LLC since 2010. Neiman Marcus Group is an international multi-brand omnichannel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and mytheresa.com. Since joining Neiman Marcus in 1985, Ms. Katz has served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President - Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores.

Ms. Katz qualifications to serve on our Board include her leadership experience in the consumer retail sector with Neiman Marcus Group, including her current position as President and Chief Executive Officer.

Director since July 2005 Age: 79 Independent Lead Director

A.B. Krongard

Former Chief Executive Officer and Chairman, Alex.Brown, Incorporated

Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee, serves on the Board of Directors of Apollo Global Management and is a member of its audit committee and serves on the Board of Directors of Seventy Seven Energy and is Chairman of its nominating and corporate governance committee.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

Director since August 2005 Age: 54 Independent

William R. McDermott

Chief Executive Officer and Executive Board Member, SAP SE

Mr. McDermott has served as Chief Executive Officer of SAP SE since May 2014 and Executive Board Member of SAP SE since 2010. Mr. McDermott served as Co-Chief Executive Officer of SAP SE from February 2010 to May 2014 and prior thereto as President of Global Field Operations and Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation and Chairman of its nominating and corporate governance committees. Within the past five years, Mr. McDermott served on the Board of Directors of PAETEC Holding Corp.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP SE, as Chief Executive Officer and Executive Board Member.

Director since July 2012 Age: 64 Independent

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations Command

Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Director since November 2004 Age: 66 Independent

Harvey L. Sanders

Former Chief Executive Officer and Chairman, Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors currently has ten directors. Nine directors are non-management directors, with 80% being independent directors

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 16% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investors-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. Nine out of ten directors attended our 2015 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investors-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Vice President of Global Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Vice President of Global Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years and non-management directors within three years. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investors-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years. We anticipate these persons will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 34,585,020 shares of stock valued at more than $2.8 billion as of the February 26, 2016 record date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following eight directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: George W. Bodenheimer, Douglas E. Coltharp, Anthony W. Deering, Karen W. Katz, A.B. Krongard, William R. McDermott, Eric T. Olson and Harvey L. Sanders. When determining the independence of the directors under NYSE standards, the Board considered certain company relationships.

Mr. McDermott is the Chief Executive Officer and Executive Board member of SAP SE. The company has standard industry license agreements for SAP software and uses SAP for related support services. In 2015, the company also entered into an agreement with SAP to engage SAP to assist in an ongoing initiative that includes the implementation of SAP’s Fashion Management software and enhancements to global business processes to help support the company’s growth. In 2015, between these two arrangements, we paid approximately $49.3 million to SAP, or less than one-half of one percent of SAP’s 2015 worldwide revenues of approximately €20.8 billion. The Board has determined that this relationship is not a material relationship and has no impact on Mr. McDermott’s independence.

Kevin Plank is not independent because he is our Chairman of the Board and Chief Executive Officer. Byron K. Adams, Jr., former Senior Advisor to the Chairman advising primarily on our digital business, is not independent because he served as an executive of the company within the last three years. Mr. Adams left his position as Senior Advisor in November 2014 following the completion of his work.

In addition, at a Special Meeting of Stockholders held on August 26, 2015, our shareholders approved certain amendments to our charter that would impose additional factors for the Board to consider when determining whether a director will be considered “independent” under NYSE standards. Although this charter amendment has not yet become effective and will only become effective if we determine to issue any shares of our new Class C nonvoting common stock, the Board considered it prudent to consider these factors in its independence analysis this year. Therefore the Board also considered whether any of the independent directors have any material financial or service relationship with Mr. Plank or any of his family members, and determined that the independent directors do not. If the charter amendment becomes effective, a copy of the updated charter that includes these requirements will be available through our website at www.uabiz.com, under “Investors-Governance”.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2015, there were thirteen meetings of the Board. In 2015, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2015 for each of these committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
George W. Bodenheimer		X
Douglas E. Coltharp	X
Anthony W. Deering	X	X
Karen W. Katz			X
A.B. Krongard	*X
William R. McDermott			*X
Eric T. Olson			X
Harvey L. Sanders		*X
Total Meetings in 2015	7	7	4

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investors-Governance.” The Board has determined that each member of these committees is independent under NYSE listing standards.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2015 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In 2015, the committee engaged the services of an independent compensation consultant, Towers Watson, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation and the general design of our annual cash incentive plan. The competitive market data was based on a peer group and Towers Watson’s published industry survey data. The committee has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2015 is included under the “Compensation Committee Report” section of this Proxy Statement.

In early 2016, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Vice President of Global Risk Management conducted a risk assessment of our compensation policies and practices for all employees and this assessment was reviewed by the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our Chief Executive Officer and other senior executive positions.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 79, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third party search firm to assist it in identifying and screening candidates. In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2015 was as follows:

Annual Retainer for each Director	$75,000
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$25,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. We do not pay meeting fees for any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•	An annual award of restricted stock units valued (on the grant date) at $125,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table set below sets forth information concerning the compensation of our non-management directors for 2015.

Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Byron K. Adams, Jr.	75,000	125,000	200,000
George W. Bodenheimer	75,000	125,000	200,000
Douglas E. Coltharp	90,000	125,000	215,000
Anthony W. Deering	90,000	125,000	215,000
Karen W. Katz	75,000	125,000	200,000
A.B. Krongard	130,000	125,000	255,000
William R. McDermott	85,000	125,000	210,000
Eric T. Olson	75,000	125,000	200,000
Harvey L. Sanders	87,500	125,000	212,500
Thomas J. Sippel (4)	24,792	0	24,792

(1)	Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received for those directors who made this election.

Name	2015 Cash Deferred ($)	Deferred Stock Units
Byron K. Adams, Jr.	75,000	886
George W. Bodenheimer	75,000	886
Douglas E. Coltharp	75,000	886
Anthony W. Deering	75,000	886
Karen K. Katz	75,000	886
A.B. Krongard	115,000	1,358
William R. McDermott	85,000	1,004
Eric T. Olson	75,000	886
Harvey L. Sanders	87,500	1,033

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the stock awards granted in 2015. Each non-management director, with the exception of Mr. Bodenheimer and Ms. Katz, held restricted stock units for 1,584 shares as of December 31, 2015. As of December 31, 2015, Mr. Bodenheimer held restricted stock units for 2,560 shares and Ms. Katz held restricted stock units for 2,616 shares, which includes restricted stock units awarded when they were each appointed to the Board in August 2014 and October 2014, respectively. Messrs. Krongard and Sanders held 35,856 fully vested stock options, Messrs. Coltharp and McDermott held 27,456 fully vested stock options and Mr. Deering held 19,076 fully vested stock options as of December 31, 2015. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Thomas J. Sippel did not stand for re-election to our Board at our 2015 Annual Meeting of Stockholders. His annual retainer fee for 2015 was prorated for the time he served on the Board and he did not receive an annual restricted stock unit award for 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2015 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2015

For 2015 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was directly tied to the financial performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based on our financial performance in 2015; and

•	our annual performance based restricted stock unit and stock option awards (the “performance based equity awards”) for 2015 with vesting tied to our financial performance in 2015 and 2016, continuing our long-standing practice of making our annual equity awards performance based.

Our performance for 2015 was strong across the measures considered under our annual cash incentive plan:

•	Net revenues were $3.96 billion, an increase of 28% over 2014, and well above the revenue level of $3.6 billion required to be eligible for incentive awards under the plan.

•	Adjusted operating income was $421 million, an increase of 19% as compared to our reported 2014 operating income, and at a level sufficient to fund incentive awards generally between the threshold and target levels under the plan. Our reported operating income for 2015 of $408.5 million was impacted by certain costs related to our two Connected Fitness acquisitions completed in early 2015.

The performance targets for the performance based equity awards granted in 2015 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2015 and 2016.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe are aligned with best practices and contribute to a reasonable compensation program include:

•	commencing with equity awards granted in 2014, a change from automatic vesting upon a change in control (generally referred to as “single trigger”) to vesting following a change in control only if employment is terminated without cause or for good reason (generally referred to as “double trigger”);

•	limited other severance protections, with the protections primarily following a change in control and only if employment is terminated without cause or for good reason (again, generally referred to as “double trigger”);

•	“clawback” provisions in our annual cash incentive plan (beginning in 2013) and in our long-term incentive plan (beginning for performance based equity awards in 2015) requiring our company to seek to recover awards under these plans for improper conduct as required under applicable law;

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2015 for any executive officer;

•	limited other benefits and perquisites for these executives;

•	no employment agreements with our executive officers (other than an agreement with Mr. Maurath, our President of International, as required under local law, and Mr. Thurston, whose employment agreement was entered into in connection with our acquisition of our MapMyFitness business in 2013);

•	stock ownership guidelines for our executive officers designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders; and

•	a prohibition on hedging of Under Armour shares, with no director or executive officer having any shares pledged as security.

Advisory Vote to Approve Executive Compensation

At our 2015 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board reviews the voting results and seeks to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2015 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2016 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Objectives of our Compensation Program

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and operating income, primarily through our annual cash incentive plan and our performance based equity awards. In addition, our equity awards incentivize our executive officers to generate positive returns for our stockholders.

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with the amount eligible to vest tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2015 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In early 2016, in conjunction with the approval of the 2015 annual cash incentive plan awards and 2016 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2013 through 2015;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2015;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted stock units and unrestricted stock held at the end of 2015;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2015 in conjunction with the approval of 2015 salaries and annual equity awards for executive officers.

In early 2015, the Compensation Committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. The committee obtained from Towers Watson competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation, as well as the general design of our annual cash incentive plan. The competitive market data was based on a peer group and published industry survey data from Towers Watson’s Retail/Wholesale Executive Compensation Database. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, lululemon athletica inc., Michael Kors Holdings Limited, Nike, Inc., Quiksilver, Inc., Ralph Lauren Corporation, Urban Outfitters, Inc., V.F. Corporation and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program (and the design of our annual cash incentive plan). Following this assessment, the committee determined it was appropriate to increase certain award levels under our annual cash incentive plan, as described in greater detail below, and further determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the Committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the department or departments for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Human Resources Officer, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the equity awards with vesting tied to our company’s performance. These executives also generally attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our Compensation Program

SALARY

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2015 for certain executive officers based in part on the continued strong performance of the leadership team in 2014 driving a 32% increase for the year in net revenues and a 34% increase for the year in operating income, and the team’s ongoing management of a more complex and expanding global business and challenging long term growth plans. The company had finished 2014 with net revenues of $3.08 billion, and entered 2015 with a net revenues goal of $3.76 billion, finishing the year at $3.96 billion or 28% over 2014.

The following table summarizes adjustments made to base salaries for our named executive officers from 2014 to 2015:

Named Executive	Title	2015 Base Salary	Increase from 2014
Kevin A. Plank	Chairman of the Board and Chief Executive Officer	$ 26,000	0%
Brad Dickerson	Chief Operating Officer and Chief Financial Officer	$675,000	17.4%
Kerry D. Chandler	Chief Human Resources Officer	$575,000	*
Karl-Heinz Maurath	Chief Revenue Officer	$475,000	5.6%
Robin Thurston	Chief Digital Officer	$425,000	*

*   Note that Ms. Chandler joined our company in January 2015. The percentage increase of Mr. Thurston’s salary is not presented given that he first became a named executive officer in 2015, and we are only required to present his 2015 compensation in this Proxy Statement.

ANNUAL CASH INCENTIVE AWARD

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered for 2015 were net revenues and profitability.

Net Revenues

For 2015, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2015, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

Profitability

In addition, our 2015 plan included levels of operating income growth for 2015. Assuming the minimum net revenue growth was achieved, annual incentive award amounts would vary based on our adjusted operating income for 2015, which includes the impact of the incentive awards. The plan also targeted that our adjusted operating income as a percentage of our net revenues for 2015, or our adjusted operating margin, equal at least 11.1%. These adjusted operating income measures were included to ensure that management was operating the business in a profitable manner, while at the same time reflecting the dilutive effect of our Connected Fitness related acquisitions which were completed during the first quarter of 2015.

Other Performance Measures

Our annual cash incentive plan for 2015 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, generally 50% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units. For certain executives, such as Messrs. Plank and Dickerson, given their roles as Chief Executive Officer and Chief Operating Officer and Chief Financial Officer, generally their incentive awards were tied to overall company results, rather than being weighted based upon the performance of any particular business unit. These measures, when combined with the other business units, align with the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2015:

2015 Annual Cash Incentive Plan Performance Measures*
2015 Performance Measure				As Compared to 2014

Net Revenues	Required to reach $3.6 billion to be eligible for any award			16.9% required growth from 2014

Adjusted Operating Margin*	11.1%			11.5% for 2014**

Adjusted Operating Income*	Threshold	Target	Stretch	Threshold	Target	Stretch

	$413 million	$420 million	$428 million	17%	19%	21%

*  The higher adjusted operating income targets must include the funding for higher incentive award amounts. As a result, the company must otherwise increase adjusted operating income by approximately 8-9% to move from the threshold to target level, and another 8% to move from the target to stretch level, in order to fund higher incentive award amounts and achieve a higher operating income. Adjusted operating income was defined as our reported income from operations, excluding the impact of non-capitalized deal costs and the amortization of intangible assets related to any acquisition completed in 2015. Adjusted operating margin is calculated using adjusted operating income. These measures constitute non-GAAP financial measures. See “Appendix A: Reconciliation of Non-GAAP Financial Measures.”

**  At the time the 2015 adjusted operating margin target was set, the lower operating margin target as compared to 2014 operating margin reflected the anticipated dilutive effect of our Connected Fitness acquisitions, which were completed during the first quarter of 2015.

Our annual cash incentive plan for 2015 also considered our inventory position because of the continued significance of inventory management to our financial condition and our operating efficiency. We measured our inventory position based on our inventory days forward coverage at year-end. Inventory days forward coverage is a measure indicating the estimated number of days of future sales to cover the value of inventory at year-end. A lower number of days forward coverage is a general indicator of more efficient inventory management. Annual incentive award payouts could be adjusted down 0%-20% based on our failure to achieve 117 or fewer of days forward coverage.

Incentive Award Levels

For 2015, the Compensation Committee set the following award levels under our annual cash incentive plan for our named executive officers:

	Threshold	Target	Stretch
	(Pays at 40% of Target)		(Pays at 200% of Target)

Chief Executive Officer	$800,000	$2.0 million	$4.0 million

Other Named Executive Officers	25% of annual salary	62.5% of annual salary	125% of annual salary

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

After considering the market competitiveness of our annual cash incentive plan, the Compensation Committee determined it was appropriate to increase the award levels for 2015 from the award levels in 2014. For our executive officers, the committee increased the target amount under the incentive plan from 60% of annual salary to 62.5% of annual salary. In addition, the Compensation Committee increased the stretch amount under the incentive plan for our CEO Mr. Plank to $4.0 million for 2015 (and adjusted the threshold and target amounts accordingly) based on his significant leadership role and continued strong performance, and his importance to the long-term future success of our company. The stretch amount for Mr. Plank was set at $3.5 million for 2014 and $2.5 million for 2013. The committee also considered the continued low, nominal salary of $26,000 received by Mr. Plank for the past several years and the committee’s belief that his total compensation was well below the level appropriate for his leadership position and performance.

2015 Annual Cash Incentive Awards

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2015, as compared to our results for 2015 and 2014:

2014 Results*	2015 Performance Measure			2015 Results	2015 v. 2014 Results*
Net Revenue
$3.08 billion		$3.6 billion		$3.96 billion	+ 28%

Adjusted Operating Margin
11.5%		11.1%		10.6%	- 90 basis points

Adjusted Operating Income
	Threshold	Target	Stretch

$354 million	$413 million	$420 million	$428 million	$421 million	+ 19%

*  2014 results refer to operating income as reported in our audited financial statements, rather than Adjusted Operating Income or Adjusted Operating Margin, which were first used as metrics for the 2015 performance measures. These measures constitute non-GAAP financial measures. Our reported operating income for 2015 totaled $408.5 million, and our operating margin was 10.3%. See “Appendix A: Reconciliation of Non-GAAP Financial Measures.”

Management and the Compensation Committee believed that the minimum net revenue level of $3.6 billion necessary for executives to be eligible for an annual cash incentive award for 2015 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth. The committee also set adjusted operating income targets for 2015 in order to appropriately incentivize our management to continue to drive meaningful operating income growth. Our 2015 net revenues of $3.96 billion well exceeded the minimum net revenue level required for the annual cash incentive plan. With respect to the operating income targets, we achieved 10.6% adjusted operating margin, below the 11.1% target set by the Compensation Committee. At this adjusted operating margin level, we achieved $421 million of adjusted operating income, representing a 19% increase over our 2014 actual results, and at a level sufficient to fund incentive awards at generally 78% of the target level under the plan.

Our annual incentive plan challenged our executives to achieve an adjusted operating margin for 2015 at least equal to 11.1%, while still delivering strong net revenue and operating income growth. While we achieved the net revenue and certain operating income growth targets set forth in the plan, our adjusted operating margin fell below the target set by the Compensation Committee. We also did not achieve the target for inventory forward days coverage of 117, instead achieving approximately 127 days at the end of 2015.

Given that the company’s strong net revenue growth did not result in greater operating income growth or better operating income margin for the year, management recommended and the Compensation Committee approved reductions in the incentive awards for our named executive officers of varying amounts further below the target level under the plan. The reductions varied depending on the business unit overseen by the officer. Mr. Thurston’s and Ms. Chandler’s awards were reduced to approximately 57% of the target level under the plan. Management also recommended further reductions to the award amounts for Messrs. Plank and Dickerson given their overall responsibility for the company’s performance in their roles as Chief Executive Officer and Chief Operating Officer and Chief Financial Officer, and given that their incentive awards are tied to overall company results, rather than being weighted based on the results of any particular business unit. The committee agreed and further lowered their awards to 20% or less of the target level under the plan.

Despite the general lowering of incentive awards for our senior executives, our International business unit produced particularly strong results in 2015, with net revenues increasing 69% over 2014. Unlike other business units, given the importance we place on the growth of our International business to our long term success, for our International business unit, 75% of their incentive award was tied to the performance of that business unit. As a result, management recommended and the Compensation Committee approved an annual incentive award for Mr. Maurath, who oversaw our International business, at approximately 117% of the target level under the plan.

The annual cash incentive award for our executives is primarily determined based on the company and business unit financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2015, the committee did not make any further adjustments to the annual cash incentive awards for the named executive officers based on individual performance, beyond the adjustments discussed above.

For the annual cash incentive amounts paid to the named executive officers, see the “2015 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The Compensation Committee approves equity awards under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards for 2015

In February 2015, management recommended and the Compensation Committee approved performance based stock option awards to certain of our executive officers, and performance based restricted stock unit awards to our other executive officers and other members of management. While in recent years all of our executive officers have received performance based restricted stock units, the committee determined that for certain members of our executive team, including Messrs. Plank and Dickerson, it would further incentivize them to drive long-term shareholder value if they were awarded performance based stock options, as the options would only have value to the extent our stock price increased over the grant date value.

For both the performance based stock options and restricted stock units, vesting of the award is tied to achievement by the company of a certain combined operating income for 2015 and 2016, with 40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target, the shares or options earned under the award vest in three equal annual installments beginning in February 2017 as an incentive for the executive to remain with the company. Management and the Compensation Committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of options or shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2015” table below.

Vesting of Prior Years Performance Based Equity Awards

In early 2014, the Compensation Committee approved the annual performance based restricted stock unit award to our management. Vesting of the 2014 award was tied to a certain combined operating income for 2014 and 2015. For the 2014 award, the committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period.

With respect to the award, 40% of the award would be earned if the threshold level was achieved, 80% of the award would be earned if the target level was achieved, and all of the award would be earned if the stretch level was achieved. The following chart summarizes the threshold, target and stretch requirements for the 2014 award, as well as our actual combined results. We achieved the stretch performance level, and as a result all of the performance shares were earned.

Performance Period	Two-Year Combined Operating Income Requirements			Approximate Required Compounded Annual Growth Rate from 2013			Actual Combined Results
	Threshold	Target	Stretch	Threshold	Target	Stretch
2014-2015	$660 million	$700 million	$730 million	16%	20%	24%	$762 million

With respect to the 2014 award, the earned shares vest in annual one-third increments in each of February 2016, February 2017 and February 2018.

Time Based Equity Awards

From time to time management recommends and the Compensation Committee approves time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. Ms. Chandler was granted a time based award upon joining us in early 2015. Mr. Thurston, who joined our company in late 2013, was also granted a time based award in early 2015 in order to further align his interests with stockholders and in connection with his promotion to Chief Digital Officer in December 2014. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company. These equity awards are included in the “Grants of Plan-Based Awards for 2015” table below.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2015 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $10,000 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $20,000-$30,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

Other Compensation Practices

Equity Grant Practices

During 2015, equity awards were granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed one-year term with no automatic renewal of the term. In early 2016, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended through the end of 2016.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to vesting of performance based restricted stock unit awards and the exercise of stock options, also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for other restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Anthony W. Deering

2015 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2015. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2015” below. For additional information regarding performance based stock awards granted each year and how the awards are presented in the table, please see Note (2) to the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin A. Plank Chairman of the Board and Chief Executive Officer	2015 2014 2013	26,000 26,000 26,000	0 0 0	0 1,600,000 784,226	2,000,000 0 0	400,000 1,921,500 2,375,000	8,209 8,690 3,262	2,434,209 3,556,190 3,188,488
Brad Dickerson Chief Operating Officer and Chief Financial Officer	2015 2014 2013	675,000 575,000 500,000	0 0 0	0 600,000 392,113	800,000 0 0	50,000 315,675 475,000	28,487 24,102 15,662	1,553,487 1,514,777 1,382,775
Kerry D. Chandler (6) Chief Human Resources Officer	2015	552,884	250,000	1,600,000	0	200,000	128,481	2,731,365
Karl-Heinz Maurath (7) Chief Revenue Officer	2015 2014 2013	475,000 450,000 403,500	0 0 0	400,000 400,000 392,113	0 0 0	350,300 360,450 337,609	1,600,000 2,303,928 230,972	2,825,300 3,514,378 1,364,194
Robin Thurston (8) Chief Digital Officer	2015	425,000	0	2,400,000	0	150,000	11,390	2,986,390

(1)	Annual base salaries presented in the table are generally based on 26 pay periods each year. The annual salaries presented in the table for 2015 do not include amounts paid for a 27th pay period that occurred in 2015 for certain executives. Including the 27th pay period for these executives, salaries actually paid in the 2015 calendar year were as follows: Mr. Plank, $27,000 and Mr. Dickerson, $697,115.
(2)	Reflects the grant date fair value of all restricted stock unit awards, performance-based restricted stock unit awards and performance-based stock options with respect to fiscal years 2013, 2014 and 2015 in accordance with SEC disclosure rules. As of the grant date of each award with performance conditions, we determined that achievement of the “threshold” performance condition was deemed probable during the periods the awards were granted, and accordingly only the threshold level value, or 40% of the highest or “stretch” level value is included in the table above. Performance conditions for the performance-based restricted stock unit awards and performance-based stock options granted in 2015 were the same.

Below are the fair values of the 2013, 2014 and 2015 awards at grant date assuming achievement at the highest level or “stretch” level of performance conditions for these performance awards.

Name	2013 ($)	2014 ($)	2015 ($)
Kevin A. Plank	1,960,565	4,000,000	5,000,000
Brad Dickerson	980,282	1,500,000	2,000,000
Kerry D. Chandler			1,000,000
Karl-Heinz Maurath	980,282	1,000,000	1,000,000
Robin Thurston			1,000,000

We ultimately achieved the “stretch” level of performance for the 2013 and 2014 awards. The performance period for the 2015 awards continues through the end of 2016.

(3)

The equity grants included in this table are further described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2015” or “Outstanding Equity Awards at 2015 Fiscal Year-End” tables below. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Reflects the amounts earned under our annual cash incentive plan for the applicable year. For discussion of the 2015 plan, see “Compensation Discussion and Analysis” above.
(5)	All Other Compensation for 2015 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	7,129	1,080	0	0
Brad Dickerson	9,042	10,600	0	8,845
Kerry D. Chandler	7,378	10,600	52,469	58,034
Karl-Heinz Maurath	0	0	100,000	1,500,000
Robin Thurston	2,285	7,454	0	1,651

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $20,000 to $30,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $10,000 per month.
(b)	For Ms. Chandler, the other compensation includes $52,469 for relocation costs. For Mr. Maurath, the other compensation includes a monthly allowance of $8,333 in 2015 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him.
(c)	The tax reimbursements include a gross-up amount to cover taxes on disability insurance premiums reflected in the table for Mr. Dickerson, Ms. Chandler and Mr. Thurston. In addition, Ms. Chandler’s tax reimbursements include a gross-up amount to cover taxes on a portion of her relocation costs. We do not provide a tax gross-up to Mr. Plank at his request. In addition, Mr. Maurath primarily provides services from our international management office in Panama. We have agreed to provide a reimbursement to Mr. Maurath for U.S. income tax liabilities he incurs as a result of time we require him to spend working in the United States. This reimbursement totaled $1,500,000 paid in 2015 for tax year 2015.
(6)	Ms. Chandler joined our company in January 2015. Her annual salary level for 2015 was $575,000 and she was granted an equity award with time based vesting with a grant date fair value of $1,200,000 (in addition to the performance based award described in Note (2) to the table). Ms. Chandler also received a $250,000 signing bonus, which is included in the “Bonus” column.
(7)	Mr. Maurath served as President of International until November 2015, at which point he was appointed Chief Revenue Officer.
(8)	Since Mr. Thurston first became a named executive officer in 2015, we are only required to provide his 2015 compensation. He was granted an equity award with time based vesting with a grant date fair value of $2,000,000 (in addition to the performance based award described in Note (2) to the table).

Grants of Plan-Based Awards for 2015

The following table contains information concerning: (1) possible payments to the named executive officers under our 2015 annual cash incentive plan approved by the Compensation Committee in early 2015; and (2) estimated equity award payouts to the named executive officers in 2015 under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank		800,000	2,000,000	4,000,000
	2/17/15				55,310	110,620	138,275		72.90	2,000,000
Brad Dickerson		168,750	421,875	843,750
	2/17/15				22,124	44,248	55,310		72.90	800,000
Kerry D. Chandler		143,750	359,375	718,750
	2/17/15							16,461		1,200,000
	2/17/15				5,487	10,974	13,718			400,000
Karl-Heinz Maurath		118,750	296,875	593,750
	2/17/15				5,487	10,974	13,718			400,000
Robin Thurston		106,250	265,625	531,250
	2/17/15							27,435		2,000,000
	2/17/15				5,487	10,974	13,718			400,000

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2015 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for Mr. Plank was $2.0 million and the target incentive award for the other named executive officers was 62.5% of base salary paid during the year. The threshold award was 40% of the target award amount, and the maximum award was 200% of the target award amount.
(2)	These performance based restricted stock unit and performance based stock option awards vest based on our company achieving a certain combined operating income for 2015 and 2016. There are three performance levels for these awards-40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target and subject to continued employment, the award amount earned will vest in three equal annual installments beginning in February 2017. If the threshold level is not achieved, the awards will be forfeited. All of the shares and options vest sooner upon death or disability or upon an involuntary termination of employment following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units or stock options. With respect to the number of shares reflected in the table, Messrs. Plank and Dickerson were granted performance based stock options, and Ms. Chandler and Messrs. Maurath and Thurston were granted performance based restricted stock unit awards.
(3)	The restricted stock unit award to Ms. Chandler vests in four equal annual installments beginning in November 2015. The restricted stock unit award to Mr. Thurston vests in four equal annual installments beginning in February 2016.
(4)	See Note (2) to the “2015 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units and performance based stock options granted in 2015.

Employment Agreement

We do not have employment agreements with Messrs. Plank or Dickerson, or with Ms. Chandler. The terms of our employment agreements with Messrs. Maurath and Thurston are summarized below.

Mr. Maurath

The company entered into an employment agreement (as required by local law) with Karl-Heinz Maurath in September 2012, with no set term, to serve as President of International. Mr. Maurath was promoted to Chief Revenue Officer in November 2015. The company may terminate the agreement upon two months’ prior notice or immediately for cause as defined in the agreement. The agreement provided that Mr. Maurath’s starting base salary would be $400,000. Pursuant to the agreement, Mr. Maurath’s base salary is subject to merit increases subject to the discretion of the Compensation Committee, and he participates in our annual incentive compensation plan. Mr. Maurath’s agreement further provided for certain equity awards, including an award of time based restricted stock units, of which the remaining 5,000 shares will vest in August 2016. He also receives an annual net living allowance of up to $100,000 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him, and participates in other standard benefit programs offered to executives of the company. The agreement also provides for an annual long-term incentive award at a level at least consistent with annual awards for Executive Vice Presidents at the company.

The agreement further provides that he will receive certain severance payments and benefits upon a termination of employment. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. Under the agreement, he is subject to obligations regarding confidentiality of company information, protection of the company’s intellectual property and non-solicitation.

Mr. Thurston

In connection with our acquisition of MapMyFitness in December 2013, the company entered into an employment agreement with Robin Thurston, with a three year term, to serve as Senior Vice President, Digital. Mr. Thurston’s employment during the three year term and any time period after is on an at-will basis. Mr. Thurston was promoted to Chief Digital Officer in December 2014 and became an executive officer in April 2015. The agreement provided that Mr. Thurston’s starting base salary would be $350,000. Pursuant to the agreement, Mr. Thurston’s base salary is subject to merit increases, subject to the discretion of the Compensation Committee, and he participates in our annual incentive compensation plan. The agreement provided for a grant of $750,000 of performance based restricted stock units consistent with performance based awards granted to other executives in 2014. Mr. Thurston’s employment agreement was also amended in February 2016 to provide for a time based restricted stock unit award for 22,169 shares, 14,780 of which vested in February 2016, and the remainder of which vest in two equal annual installments on February 2017 and February 2018. Mr. Thurston agreed to receive this award in lieu of a separate time based restricted stock unit award originally provided for in his employment agreement in December 2013.

The agreement further provides that if Mr. Thurston’s employment is terminated under certain circumstances during the term of the agreement, he will receive certain severance payments and benefits. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. In connection with entering into his employment agreement, Mr. Thurston also entered into a confidentiality, non-competition and non-solicitation agreement.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2015.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(8)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(8)
Kevin A. Plank	0	138,275	72.90	2/16/2025	60,000(2)	4,836,600	0	0
					53,678(3)	4,326,984
					74,530(4)	6,007,863

Brad Dickerson		55,310	72.90	2/16/2025	30,000(2)	2,418,300	0	0
	18,000		3.43	3/9/2019	26,838(3)	2,163,411
	168,000		7.10	3/8/2020	27,950(4)	2,253,050

Kerry D. Chandler	0	0			10,974(5)	884,614	13,718(9)	1,105,808

Karl-Heinz Maurath	0	0			5,000(6)	403,050	13,718(9)	1,105,808
					30,000(2)	2,418,300
					26,838(3)	2,163,411
					18,634(4)	1,502,087

Robin Thurston	0	0			27,435(7)	2,211,535	13,718(9)	1,105,808
					13,976(4)	1,126,605

(1)	See footnote (2) to the “Grants of Plan-Based Awards for 2015” table above for the performance based vesting terms of these options granted in 2015. The number of options shown is the maximum number of options that could vest under the award.
(2)	These shares vested in February 2016.
(3)	These performance based restricted stock unit awards granted in 2013 were earned at the stretch level based on our company achieving a certain combined operating income for 2013 and 2014 and subject to continued employment, the award vests in two remaining equal annual installments in February 2016 and February 2017. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour.
(4)	These performance based restricted stock unit awards granted in 2014 were earned at the stretch level based on our company achieving a certain combined operating income for 2014 and 2015 and subject to continued employment, the award vests in three equal annual installments beginning in February 2016. All of the shares vest sooner upon death or disability or, in certain circumstances, upon termination of employment following a change in control of Under Armour.
(5)	10,974 shares will vest in 3 remaining equal annual installments beginning November 2016.
(6)	5,000 shares will vest in August 2016.
(7)	27,435 share will vest in 4 equal annual installments beginning February 2016.
(8)	Based on $80.61 per share (the closing price of our Class A Stock on December 31, 2015).
(9)	See Note (2) to the “Grants of Plan-Based Awards for 2015” table above for the performance based vesting terms of these restricted stock units granted in 2015. The number of restricted stock units shown is the maximum number of shares that could vest under the award.

Option Exercises and Stock Vested in 2015

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	113,504	8,372,055
Brad Dickerson	20,000	1,896,975	63,420	4,677,859
Kerry D. Chandler	0	0	5,487	479,728
Karl-Heinz Maurath	0	0	68,420	5,708,909
Robin Thurston	0	0	0	0

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2015

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2015.

Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 ($)
Kevin A. Plank	0	0	(7,365)	0	1,431,264
Brad Dickerson	0	0	(5,439)	0	119,783
Kerry D. Chandler	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0
Robin Thurston	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2015 incentive award that might be payable in early 2016, employees must have made an election by June 30, 2015. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2015. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2015” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			9,163,584	9,163,584
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control			6,860,744	6,860,744
• Termination of employment for any other reason in connection with a Change in Control				0
• Disability			16,237,547	16,237,547
• Death			16,237,547	16,237,547

Brad Dickerson
• Change in Control			4,581,711	4,581,711
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	2,362,500	15,586	2,594,202	4,972,288
• Termination of employment for any other reason in connection with a Change in Control	675,000			675,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	405,000			405,000
• Disability			7,261,201	7,261,201
• Death			7,261,201	7,261,201

Kerry Chandler
• Change in Control			884,614	884,614
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	2,012,500	5,916	884,646	2,903,062
• Termination of employment for any other reason in connection with a Change in Control	575,000			575,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	345,000			345,000
• Disability			1,990,422	1,990,422
• Death			1,990,422	1,990,422

Karl-Heinz Maurath
• Change in Control			4,984,761	4,984,761
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,662,500	6,074	2,386,733	4,055,307
• Termination of employment for any other reason in connection with a Change in Control	475,000			475,000
• Termination of employment without Cause	950,000			950,000
• Disability			7,592,656	7,592,656
• Death			7,592,656	7,592,656

Robin Thurston
• Change in Control			2,211,535	2,211,535
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,487,500	15,586	2,011,252	3,514,338
• Termination of employment for any other reason in connection with a Change in Control	425,000			425,000
• Termination of employment without Cause or by Executive for Good Reason	637,500			637,500
• Termination of employment for any reason with Under Armour enforcing a non-compete	255,000			255,000
• Disability			4,443,949	4,443,949
• Death			4,443,949	4,443,949

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•	any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•	the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•	any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

For awards granted prior to 2014, restricted stock units and performance based restricted stock units vest upon a change in control. The amounts reflect the value of restricted stock units and performance based restricted stock units on December 31, 2015. See “Outstanding Equity Awards at 2015 Fiscal Year-End” table for the equity awards that vest upon a change in control.

For awards granted beginning in 2014, all restricted stock units, performance based restricted stock units and performance based stock options require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit or performance based stock option awards for which the performance period is not complete, the number of shares or options at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant);

•	a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the company terminates Mr. Maurath’s employment without cause he would receive his salary for one year and a pro-rata bonus for the year he was terminated (assumed in this case to be the maximum bonus).

Termination of employment without Cause or by Executive for Good Reason

In the event the company terminated Mr. Thurston’s employment without cause or he resigned for good reason on December 31, 2015, he would receive eighteen months of his base salary and a pro-rata bonus for the year he was terminated (assumed in this case to be the maximum bonus). Under the terms of Mr. Thurston’s employment agreement, in addition to the items described under the definition of “Cause” above, the term is further defined to include a material breach of any material provision of Mr. Thurston’s employment agreement or any other agreement to which he is a party with us, his willful failure to perform his duties under his employment agreement, his willful failure to follow a lawful directive of our Board of Directors and his material failure to comply with our material written policies or rules.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period. Mr. Maurath is not subject to this agreement due to limitations under local law.

Disability

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $10,000 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Mr. Maurath is covered by a separate disability insurance policy that pays monthly disability insurance payments of $30,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us. In addition, under his employment agreement, if Mr. Maurath becomes disabled he continues to receive his salary for one year.

Death

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(PROPOSAL 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2015 Annual Meeting of Stockholders, 99% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2015 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,762,094	14.52	20,782,233
Equity compensation plans not approved by security holders	2,138,612	9.25	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 3,753,383 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2015 includes 18,054,844 shares of our Class A Common Stock under our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 2,727,389 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. Refer to Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2015 (our 2015 10-K).

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 1,920,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights, and 218,612 shares of our Class A Common Stock to be issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above. See Note 12 to the Consolidated Financial Statements included in our 2015 10-K for a further discussion of the warrants. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2015. The list includes only those employees with annual compensation in 2015 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law: Koby Fulks, Director of Outdoor and brother to Kip Fulks, our Chief Marketing Officer, $141,103 (includes his 2015 salary and 2015 bonus paid in early 2016).

A company owned by Kevin Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. In 2015, we paid a fixed monthly lease payment of $166,667, or $2.0 million. We determined that the lease payment rates are at the fair market value lease rate for this aircraft based on a third party appraisal. The Audit Committee determined these lease terms were reasonable and that we would benefit by the use of the aircraft for company business.

In addition, in 2014 we entered into a lease agreement with an entity controlled by Kevin Plank to lease office space located near our principal offices in Baltimore in order to expand our corporate headquarters to accommodate our growth needs. The lease has a 10 year term beginning in 2016. Lease payments began in January 2016 at $1.1 million annually with an annual escalation of 2.0% thereafter for approximately 130,000 square feet. Following a third party appraisal, we determined the lease payments were at fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and the right to occupy approximately 40,000 square feet of additional space without increased lease payments, provided us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

In 2015 we also entered into a lease with an entity controlled by Kevin Plank to lease industrial space located near our principal offices in Baltimore, which we plan to use as an innovation and manufacturing testing facility and other business purposes. The lease covers 68,000 square feet and has a five year term, with payments beginning in May 2016. The annual lease rate is currently $510,000, with the annual lease rate escalating 2.5% each year. Following an independent market rent appraisal, we determined that the lease payments were at fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and flexibility regarding the design of the space, provide us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

The Audit Committee approved the terms of each of these leases in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•	whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2016. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2015 and 2014 for services rendered to Under Armour were as follows:

	2015	2014
Audit Fees	$2,018,113	$1,577,886
Audit-Related Fees	37,383	202,559
Tax Fees	205,728	157,891
All Other Fees	4,500	4,500

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2014 and 2015, audit-related fees consisted of compliance services.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2014 and 2015, tax fees primarily included assistance with tax credit reviews and consulting on customs valuations.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2015 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2015 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2016. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2015 and 2014, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2015.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2017 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 16, 2016.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2017 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2017 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 17, 2016 and no later than December 16, 2016. However, if we delay or advance mailing notice of the 2016 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2016 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2017 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2017 Annual Meeting, if that date is later).

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement refers to 2015 “adjusted operating income” and “adjusted operating margin,” each of which are considered non-GAAP financial measures, as defined by SEC Regulation G. We have provided below a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP. We believe these non-GAAP financial measures may be useful in evaluating our financial information and comparing year-over-year performance, and we have incorporated these measures into certain of our executive compensation programs. However, they should not be considered in isolation and should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

For purposes of this Proxy Statement, we define adjusted operating income as our reported income from operations, excluding the impact of non-capitalized deal costs and the amortization of intangible assets related to any acquisition completed in 2015. Adjusted operating margin is calculated as adjusted operating income as a percentage of our GAAP reported net revenues.

The following table provides a numerical reconciliation of adjusted operating income and adjusted operating margin:

	Year Ended December 31, 2015
		% of Net Revenues (operating margin)
Income from Operations (GAAP)	$408.5 million	10.3%
Adjustments – Acquisition Related	$12.5 million
Adjusted Operating Income (Non-GAAP)	$421 million	10.6%

A-1

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 Byron K. Adams, Jr. 03 George W. Bodenheimer 04 Douglas E. Coltharp 05 Anthony W. Deering
06	Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.							☐	☐	☐

3.	Ratification of Appointment of Independent Registered Public Accounting Firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —  — —

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

April 28, 2016 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 28, 2016, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Kevin A. Plank 02 Byron K. Adams, Jr. 03 George W. Bodenheimer 04 Douglas E. Coltharp 05 Anthony W. Deering
06	Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.							☐	☐	☐

3.	Ratification of Appointment of Independent Registered Public Accounting Firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes		No
Please indicate if you plan to attend this meeting			☐		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —  — —

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

April 28, 2016 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 28, 2016, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side